Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-216150

July 23, 2019

UNITEDHEALTH GROUP INCORPORATED

FINAL TERM SHEET

Dated July 23, 2019

$750,000,000 2.375% NOTES DUE AUGUST 15, 2024

$1,000,000,000 2.875% NOTES DUE AUGUST 15, 2029

$1,250,000,000 3.500% NOTES DUE AUGUST 15, 2039

$1,250,000,000 3.700% NOTES DUE AUGUST 15, 2049

$1,250,000,000 3.875% NOTES DUE AUGUST 15, 2059

Issuer:	UnitedHealth Group Incorporated

Ratings (Moody’s / S&P / Fitch)*:	A3 (Stable) / A+ (Stable) / A- (Stable)

Note Type:	SEC Registered (No. 333-216150)

Trade Date:	July 23, 2019

Settlement Date (T+2):	July 25, 2019

Maturity Date:	August 15, 2024 (the “2024 Notes”) August 15, 2029 (the “2029 Notes”) August 15, 2039 (the “2039 Notes”) August 15, 2049 (the “2049 Notes”) August 15, 2059 (the “2059 Notes”)

Principal Amount Offered:	$750,000,000 (2024 Notes) $1,000,000,000 (2029 Notes) $1,250,000,000 (2039 Notes) $1,250,000,000 (2049 Notes) $1,250,000,000 (2059 Notes)

Price to Public (Issue Price):	99.975% (2024 Notes) 99.973% (2029 Notes) 99.016% (2039 Notes) 99.656% (2049 Notes) 99.112% (2059 Notes)

Net Proceeds (Before Expenses) to Issuer:	$747,187,500 (99.625%) (2024 Notes) $995,230,000 (99.523%) (2029 Notes) $1,229,575,000 (98.366%) (2039 Notes) $1,236,325,000 (98.906%) (2049 Notes) $1,228,900,000 (98.312%) (2059 Notes)

Interest Rate:	2.375% (2024 Notes) 2.875% (2029 Notes) 3.500% (2039 Notes) 3.700% (2049 Notes) 3.875% (2059 Notes)

Interest Payment Dates:

February 15 and August 15, commencing February 15, 2020 (2024 Notes)

February 15 and August 15, commencing February 15, 2020 (2029 Notes)

February 15 and August 15, commencing February 15, 2020 (2039 Notes)

February 15 and August 15, commencing February 15, 2020 (2049 Notes)

February 15 and August 15, commencing February 15, 2020 (2059 Notes)

Regular Record Dates:	February 1 and August 1 (2024 Notes) February 1 and August 1 (2029 Notes) February 1 and August 1 (2039 Notes) February 1 and August 1 (2049 Notes) February 1 and August 1 (2059 Notes)

Benchmark:

T 1.750% due June 30, 2024 (2024 Notes)

T 2.375% due May 15, 2029 (2029 Notes)

T 3.000% due February 15, 2049 (2039 Notes)

T 3.000% due February 15, 2049 (2049 Notes)

T 3.000% due February 15, 2049 (2059 Notes)

Benchmark Price / Yield:	99-20 / 1.830% (2024 Notes) 102-20 / 2.078% (2029 Notes) 107-26 / 2.619% (2039 Notes) 107-26 / 2.619% (2049 Notes) 107-26 / 2.619% (2059 Notes)

Spread to Benchmark:	+55 basis points (2024 Notes) +80 basis points (2029 Notes) +95 basis points (2039 Notes) +110 basis points (2049 Notes) +130 basis points (2059 Notes)

Re-offer Yield:	2.380% (2024 Notes) 2.878% (2029 Notes) 3.569% (2039 Notes) 3.719% (2049 Notes) 3.919% (2059 Notes)

Optional Redemption Provisions:

Make-whole call at any time at a discount rate of U.S. Treasury plus 10 basis points (2024 Notes).

Make-whole call at any time at a discount rate of U.S. Treasury plus 12.5 basis points (2029 Notes).

Prior to February 15, 2039 (6 months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 15 basis points; par call on or after February 15, 2039 (2039 Notes).

Prior to February 15, 2049 (6 months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 20 basis points; par call on or after February 15, 2049 (2049 Notes).

Prior to February 15, 2059 (6 months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 20 basis points; par call on or after February 15, 2059 (2059 Notes).

Change of Control:	If a Change of Control Triggering Event occurs, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the date of repurchase.

Day Count:	30/360

Business Day:	Any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York or Minneapolis, Minnesota are authorized or required by law, regulation or executive order to close.

CUSIP / ISIN:	91324P DR0 / US91324PDR01 (2024 Notes) 91324P DS8 / US91324PDS83 (2029 Notes) 91324P DT6 / US91324PDT66 (2039 Notes) 91324P DU3 / US91324PDU30 (2049 Notes) 91324P DV1 / US91324PDV13 (2059 Notes)

Joint Book-Running Managers:

BofA Securities, Inc.

Barclays Capital Inc.

Citigroup Global Markets Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

Senior Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC KeyBanc Capital Markets Inc. PNC Capital Markets LLC Santander Investment Securities Inc. TD Securities (USA) LLC

Co-Managers:

Academy Securities, Inc.

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

Cabrera Capital Markets

Fifth Third Securities, Inc.

HSBC Securities (USA) Inc.

MUFG Securities Americas Inc.

Regions Securities LLC

SunTrust Robinson Humphrey, Inc.

The Huntington Investment Company

The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.

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The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at (800) 294-1322, Barclays Capital Inc.

toll-free at (888) 603-5847, Citigroup Global Markets Inc. toll-free at (800) 831-9146, U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607 and Wells Fargo Securities, LLC toll-free at (800) 645-3751. Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.